CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Mangosoft, Inc

We consent to the incorporation by reference in Registration Statements No. 333-50764 and 333-58412 of MangoSoft, Inc. on Form S-8 and Registration Statement No. 333-144317 on Form S-1 of our report dated March 28, 2009, appearing in this Annual Report on Form 10-K/A of MangoSoft, Inc. for the year ended December 31, 2009.

/s/ Stowe & Degon, LLC

Westborough, MA

March 31, 2010